Exhibit 23.1

[Moore & Associates, Chartered Logo]

Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders ToyZap.com, Inc. Dallas, Texas

We consent to the use and inclusion in this Form S-1 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 6, 2008 on our audit of the balance sheets of ToyZap.com, Inc. as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2007, for the period May 30, 2006 through December 31, 2006 and since inception on May 30, 2006 through December 31, 2007.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.

MOORE & ASSOCIATES, CHARTERED

/s/ Moore & Associates Chartered
_____________________________________
Moore & Associates Chartered
Las Vegas, Nevada
April 14, 2008